Exhibit 10.25
[ REPUBLIC LETTERHEAD ]
December 15, 2008
Mr. David A. Barclay
Senior Vice President and General Counsel
Republic Services, Inc.
110 SE 6 Street, 28th Floor
Fort Lauderdale, FL 33301
RE: Consulting Arrangement
Dear Mr. Barclay:
As we have discussed, your history and experience with Republic Services, Inc. will be a valuable resource to the Company during the next year as the Company transitions its business operations to implement the recent merger. We appreciate your willingness to make yourself available to provide consulting services to the Company during that period. The purpose of this letter is to document the terms and conditions of our consulting arrangement.
Consulting Services to Be Provided
You agree to be available to provide consulting services to the Company as requested by the Company during the period from December 15, 2008 to December 15, 2009 (the “Term”). In no event, however, will the Company request that you perform more than 30 hours of consulting services in any calendar month. For the purpose of this consulting arrangement, you agree that you will accept and act on requests for your services only to the extent that they come directly from Timothy R. Donovan, the General Counsel for the Company.
Nature of the Relationship
You and the Company both agree that you will provide services as an independent contractor to, and not an employee of, the Company. Neither you nor the Company will represent directly or indirectly that you are an agent, employee, or legal representative of the Company. You will not have the authority to incur any liabilities or obligations of any kind in the name of or on behalf of the Company. You will remain free at all times to arrange the time and manner of performance of your consulting services. In addition to any other obligations to the Company, you agree: (a) to proceed with diligence and promptness and hereby warrant that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Company; and (b) to comply, at your own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.
Compensation
In consideration for your agreement to remain available to perform consulting services during the Term and for the services to be provided during the Term, the Company will pay you the amount of $70,000 upon your acceptance of the terms and conditions of this arrangement.

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Subject to any subsequent agreement you may enter into with the Company with respect to your providing consulting services with respect to a discrete project, this payment will be the sole compensation that you will receive for the consulting services you will provide to the Company during the period described below. In particular, you acknowledge and agree that you will not receive any employee benefits of any kind from the Company and that you are excluded from participating in any fringe benefit plans or programs as a result of the performance of consulting services and waive any and all rights, if any, to participation in any of the Company’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Company to its employees. As a former employee, you may be entitled to participate in some of these programs.
Taxes
Consistent with the nature of your relationship as an independent contractor to the Company, you acknowledge that you will be solely responsible for any income, employment or other taxes payable by you with respect to the compensation you receive from the Company for your agreement to remain available to provide consulting services to the Company and for the consulting services you do provide. The Company will not be responsible for withholding any such taxes from the amount to be paid to you.
Expenses and Liabilities
You agree that as an independent contractor, you are responsible for all expenses (and profits/losses) you incur in connection with the performance of services. You understand that you will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Company. To the extent you are requested by Tim Donovan to travel as part of the performance of your services, the Company will reimburse you for reasonable out of pocket travel expenses incurred.
Indemnification
You will indemnify and hold harmless the Company and its officers, directors, agents, owners, and employees, for any claims brought or liabilities imposed against the Company by you or by any other party (including private parties, governmental bodies and courts), or any other matters, arising from acts or omissions by you related to your performance of consulting services pursuant to this letter.
Employment Agreement
The consulting services you will perform pursuant to this letter are separate and distinct from those you had previously provided under the Amended and Restated Employment Agreement, dated February 21, 2007, as amended, between you and Republic Services, Inc. (the “Employment Agreement”). Nothing about or contained in this letter modifies or in any way affects the obligations either party owns the other party pursuant to the Employment Agreement.
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If you agree to the terms and conditions set forth in this letter, please acknowledge and accept them by signing a copy of this letter in the space provided below and returning it to Catharine Ellingsen.

Very truly yours,
/s/ Timothy R. Donovan
Timothy R. Donovan
Executive Vice President, and General Counsel

ACKNOWLEDGED AND ACCEPTED
/s/ David A. Barclay	12/16/08
David A. Barclay	Date